                                                                   EXHIBIT 12.01


             CITIGROUP GLOBAL MARKETS HOLDINGS INC. AND SUBSIDIARIES
                CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)


                                               Three
                                              Months
                                               Ended
                                             March 31,
Dollars in millions                            2003
-------------------                            ----
Earnings from operations:

Income before income taxes                   $1,038
 Add fixed charges (see below)                1,408
                                             ------
Earnings as defined                          $2,446
                                             ======
Fixed charges from operations:

Interest expense                             $1,372
Other adjustments                                36
                                             ------
Fixed charges from operations as defined     $1,408
                                             ======
Ratio of earnings to fixed charges             1.74
                                             ======


      NOTE:

      The ratio of earnings to fixed charges was calculated by dividing the sum of fixed charges into the sum of income before income taxes and fixed charges.
      Fixed charges consist of interest expense, including capitalized interest and a portion of rental expense representative of the interest factor.